THIS DOCUMENT IS A COPY OF THE RYDER SYSTEM, INC. NOTICE OF 1994 ANNUAL MEETING AND PROXY STATEMENT FILED ON MARCH 22, 1994, PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


         Ryder                                     (Logo)
        System

Notice of 1994
Annual Meeting
     and Proxy
     Statement

THIS DOCUMENT IS A COPY OF THE RYDER SYSTEM, INC. 1993 ANNUAL REPORT TO SHAREHOLDERS FILED ON MARCH 22, 1994, PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


          Ryder                                     (Logo)
         System

           1993
  Annual Report
to Shareholders

                                                           (RYDER SYSTEM LOGO)

   RYDER SYSTEM, INC.
   3600 N.W. 82nd Avenue
   Miami, Florida 33166

TO THE STOCKHOLDERS OF RYDER SYSTEM, INC.:

You are cordially invited to attend our Annual Meeting of Stockholders on Friday, May 6, 1994, at 11:00 A.M., at the Miami Airport Hilton and Towers, located in Miami, Florida.

The proposals to be acted upon at the Meeting include the election of directors and the ratification of the appointment of independent auditors for 1994. I hope you will carefully read the proposals, which are described in the accompanying Proxy Statement, and cast your vote in favor of them.

The Company has been informed that certain Stockholders intend to present proposals for consideration at the Meeting. The Board of Directors believes that these proposals are not in the best interest of the Company and its Stockholders and unanimously recommends a vote AGAINST the Stockholder proposals.

It is important that your shares be represented at the Meeting. Accordingly, even if you plan to attend the Meeting, please sign, date and promptly mail the enclosed proxy card in the postage-prepaid envelope.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ M. Anthony Burns
- -----------------------
M. Anthony Burns
Chairman, President and
Chief Executive Officer

March 21, 1994

- --------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 1994

The Annual Meeting of Stockholders of Ryder System, Inc. will be held at the Miami Airport Hilton and Marina, 5101 Blue Lagoon Drive, Miami, Florida, on Friday, May 6, 1994, at 11:00 A.M., for the following purposes:

     (1) To elect six directors;

     (2) To ratify the appointment of KPMG Peat Marwick as auditors for the Company;

     (3) To consider, if properly brought before the Meeting, certain Stockholder proposals described in the Proxy Statement; and

     (4) To transact such other business as may properly come before the Meeting and any adjournments of the Meeting.

Only Stockholders of record of the Company's Common Stock at the close of business on March 10, 1994, are entitled to vote in person or by proxy at the Annual Meeting or any adjournments of the Meeting.

The 1993 Annual Report of the Company has been mailed with this Notice and Proxy Statement to each Stockholder entitled to vote at the Meeting.

                                   RYDER SYSTEM, INC.

                                    /s/ H. Judith Chozianin
                                    -----------------------
                                        H. Judith Chozianin
                                        Secretary

March 21, 1994
Miami, Florida

                            YOUR VOTE IS IMPORTANT!

Please sign, date and return the accompanying proxy card in the enclosed postage-prepaid envelope as promptly as possible.

- --------------------------------------------------------------------------------

RYDER SYSTEM, INC.
3600 N.W. 82nd Avenue                                      (RYDER SYSTEM LOGO)
Miami, Florida 33166

- -----------------------------------------------
           TABLE OF CONTENTS              PAGE
- -----------------------------------------------
Proxy Statement                               1
Solicitation and Voting of Proxies            1
Policy of Confidential Voting                 1
Procedures for the Meeting                    1
Participants in the 401(k) Plan               2
Outstanding Voting Stock                      2
Election of Directors (Item No. 1)            3
Board of Directors and Committees of
  the Board                                   9
Compensation of Directors                     9
Certain Relationships                        10
Selection of Auditors (Item No. 2)           11
Stockholder Proposal (Item No. 3)            11
Stockholder Proposal (Item No. 4)            13
Stockholder Proposal (Item No. 5)            14
Beneficial Ownership of Shares               16
Compensation Committee Report on
  Executive Compensation                     17
Compensation of Executive Officers           20
Option Grants                                21
Aggregated Option Exercises and Fiscal
  Year-End Option Values                     22
Pension Benefits                             22
Stock Performance                            24
Cost of Solicitation                         24
Submission of Stockholder Proposals for
  the 1995 Annual Meeting                    25

- -----------------------------------------------

- -----------------------------------------------

                                PROXY STATEMENT

                               RYDER SYSTEM, INC.
                             3600 N.W. 82ND AVENUE
                              MIAMI, FLORIDA 33166

                       SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ryder System, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Friday, May 6, 1994, and at any adjournments of the Meeting ("Annual Meeting" or "Meeting"). This Proxy Statement and the accompanying proxy card are being distributed on or about March 21, 1994, to holders of the Company's common stock ("Stockholders" or, singularly, a "Stockholder") entitled to vote at the Meeting.

A Proxy Committee consisting of M. Anthony Burns, James M. Herron and Edwin A. Huston will vote the shares of common stock, par value $.50 per share, of the Company ("Common Stock", "Common Shares" or "Shares" or, singularly, "Common Share" or "Share") represented by each proxy card returned to the Company. The Shares represented by such proxy cards will be voted in favor of the election of each director nominated in this Proxy Statement and in favor of the ratification of KPMG Peat Marwick as auditors of the Company, but against the Stockholder proposals set forth in this Proxy Statement (if properly brought before the Meeting), unless a contrary instruction is made on such proxy card, in which event the proxy will be voted by the Proxy Committee in accordance with the Stockholder's instructions. Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the Meeting and voting in person.

                         POLICY OF CONFIDENTIAL VOTING

It is the Company's policy that all proxies, ballots and vote tabulations that identify the particular vote of a Stockholder be kept confidential, except that disclosure may be made: (i) to allow the independent election inspectors to certify the results of the vote; (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions; or (iii) in the event of a proxy or consent solicitation in opposition to the Company based on an opposition proxy or consent statement filed, or required to be filed, with the Securities and Exchange Commission (the "SEC"). Accordingly, proxy cards are returned in envelopes addressed to the tabulator, which receives, inspects and tabulates the proxies. The final tabulation is inspected by inspectors of election. Both the tabulator and the inspectors are independent of the Company, its directors, officers and employees. Except as described above, information as to the voting instructions given by individuals who are participants in the Ryder System, Inc. Employee Savings Plan (the "401(k) Plan") will not be disclosed to management by the trustee of the 401(k) Plan. Information as to which Stockholders have not voted and periodic status reports on the aggregate vote will be available to the Company.

                           PROCEDURES FOR THE MEETING

The presence, in person or by proxy, of the holders of a majority of the outstanding Shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Annual Meeting. Business at the Meeting will be conducted in accordance with the procedures determined by the Chairman of the Meeting and will be limited to matters properly brought before the Meeting pursuant to the procedures prescribed in the Company's By-Laws. Those procedures include the requirement that any Stockholder who desires either to bring a Stockholder proposal before an annual meeting or to nominate a person for election as a director at an annual meeting give written notice, prior to such annual meeting, to the Company with respect to the proposal or nominee (see also Submission of Stockholder Proposals for the 1995 Annual Meeting). The Chairman of the Meeting may refuse to acknowledge any Stockholder proposal or any nomination for director not made in accordance with the foregoing.

The Board of Directors does not anticipate that any matters other than those set forth in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly brought before the Meeting, proxies will be voted in accordance with the judgment of the Proxy Committee.

                        PARTICIPANTS IN THE 401(K) PLAN

If a Stockholder is a participant in the 401(k) Plan, the proxy card represents the number of full Shares held for the benefit of the participant in the 401(k) Plan as well as any Shares registered in the participant's name. Thus, a proxy card for such a participant grants a proxy for Shares registered in the participant's name and serves as a voting instruction for the trustee of the 401(k) Plan for the Share account in the participant's name.

                            OUTSTANDING VOTING STOCK

On March 10, 1994, there were 77,580,806 outstanding Shares of Common Stock. All such Shares may be voted at the Annual Meeting and each outstanding Common Share is entitled to one vote. Only holders of Common Stock of record at the close of business on March 10, 1994, are entitled to vote at the Annual Meeting or any adjournments of the Meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part.

- --------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS

                                  (ITEM NO. 1)

The Company has three classes of directors serving staggered three-year terms. Serving in the class of directors whose term expires at the 1994 Annual Meeting are Arthur H. Bernstein, M. Anthony Burns, Edward T. Foote II, John A. Georges and Howard C. Kauffmann. The term of office of Vernon E. Jordan, Jr., James W. McLamore, Donald V. Seibert and Alva O. Way expires at the 1995 Annual Meeting. David T. Kearns, Lynn M. Martin, Hicks B. Waldron and Mark H. Willes are currently serving a term which expires at the 1996 Annual Meeting.

On August 20, 1993, John A. Georges was appointed by the Board of Directors to serve in the class of directors whose term expires at the 1994 Annual Meeting and Lynn M. Martin was appointed by the Board of Directors to serve in the class of directors whose term expires at the 1996 Annual Meeting.

Accordingly, the Stockholders are asked to elect Arthur H. Bernstein, M. Anthony Burns, Edward T. Foote II, John A. Georges and Howard C. Kauffmann, all of whom have been duly nominated by the Board of Directors, to serve a term of office expiring at the 1997 Annual Meeting and to elect Lynn M. Martin, who has been duly nominated by the Board of Directors, to serve a term of office expiring at the 1996 Annual Meeting.

Unless a proxy card specifies otherwise, the Proxy Committee will vote the Shares covered by the proxy for the election of Arthur H. Bernstein, M. Anthony Burns, Edward T. Foote II, John A. Georges and Howard C. Kauffmann to the class of directors whose term expires at the 1997 Annual Meeting and for the election of Lynn M. Martin to the class of directors whose term expires at the 1996 Annual Meeting. In the event any of these nominees becomes unavailable to serve (which is not anticipated), the proxy card gives the Proxy Committee the authority to vote for such other person as it may select.

The following material sets forth the name of each nominee and of each director continuing in office, a description of positions and offices with the Company, any other principal occupation, business experience during at least the last five (5) years, certain directorships presently held, age and length of service as a director of the Company.

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for the election of each nominee to the Board of Directors.

- --------------------------------------------------------------------------------

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 1997 ANNUAL MEETING

- --------------------------------------------------------------------------------------------------------------

- -----------------   ARTHUR H. BERNSTEIN                 Mr. Bernstein has been President & Chief
- -----------------   President & Chief Executive         Executive Officer of Bancorp Capital Group, Inc.,
- -----------------   Officer, Bancorp Capital            a venture capital firm, since 1987. He joined the
- -----------------   Group, Inc.                         Company in 1955 as General Counsel and Secretary
- -----------------                                       and from 1958 to 1965 he was Vice President and
- -----------------   Member--Audit Committee             Treasurer and a member of the Board of Directors.
- -----------------   Member--Finance Committee           In 1966, Mr. Bernstein joined Lazard Freres &
                                                        Co., Investment Bankers. In 1968, he joined
Director 1958-1966 and since 1974                       Norton Simon, Inc. as Vice President -- Finance,
Age 68                                                  and from 1970 to 1976 he was Senior Vice
                                                        President of Max Factor & Co. and a member of its
                                                        Board of Directors. From 1977 to 1980, Mr.
                                                        Bernstein was a practicing attorney and business
                                                        consultant and from 1980 to 1993 he was Managing
                                                        General Partner of California Capital Investors,
                                                        Ltd. Mr. Bernstein serves as a trustee of the
                                                        Sierra Trust Fund, the Sierra Variable Annuity
                                                        Fund and the California Family Study Center.

- --------------------------------------------------------------------------------------------------------------

- -----------------   M. ANTHONY BURNS                    Mr. Burns, who joined the Company in 1974, was
- -----------------   Chairman, President and             elected a director, President and Chief Operating
- -----------------   Chief Executive Officer,            Officer of the Company in December, 1979.
- -----------------   Ryder System, Inc.                  Effective January 1, 1983, he was elected to the
- -----------------                                       position of Chief Executive Officer of the
- -----------------                                       Company, and on May 3, 1985, he became Chairman
- -----------------                                       of the Board. He is a director of The Chase
                                                        Manhattan Bank, N.A., The Chase Manhattan
Director since 1979                                     Corporation, J.C. Penney Company, Inc. and Pfizer
Age 51                                                  Inc., and is Vice Chairman and former Chairman of
                                                        the Board of Trustees of the National Urban
                                                        League. Mr. Burns is a member of the Board of
                                                        Governors of the United Way of America, the
                                                        American Red Cross, a member of the National
                                                        Executive Board of the Boy Scouts of America, and
                                                        the Board of Directors and Board of Trustees of
                                                        the United Way of Dade County (Florida). He is a
                                                        member of the Policy Committee of The Business
                                                        Roundtable, The Business Council and the Board of
                                                        Trustees of the University of Miami.

- --------------------------------------------------------------------------------------------------------------

- -----------------   EDWARD T. FOOTE II                  Mr. Foote has been President of the University of
- -----------------   President,                          Miami since 1981. Prior to joining the University
- -----------------   University of Miami                 of Miami, he was Special Advisor to the
- -----------------                                       Chancellor and Board of Trustees, Washington
- -----------------   Member--Compensation Committee      University, from 1980 to 1981. From 1973 to 1980,
- -----------------   Member--Finance Committee           he was Dean of the Washington University School
- -----------------                                       of Law, and from 1970 to 1973, he was Vice
                                                        Chancellor, General Counsel and Secretary to the
Director since 1987                                     Board of Trustees of Washington University. Prior
Age 56                                                  to that he was an associate with the law firm of
                                                        Bryan, Cave, McPheeters and McRoberts.

- --------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------

- -----------------   JOHN A. GEORGES                     Mr. Georges was elected Chairman of the Board of
- -----------------   Chairman and Chief                  International Paper Company in 1985 and Chief
- -----------------   Executive Officer,                  Executive Officer in 1984. He is Chairman of IP
- -----------------   International Paper                 Forest Resources Company and Managing General
- -----------------   Company                             Partner of IP Timberlands, Ltd. He is also a
- -----------------                                       director of Warner-Lambert Company and Scitex
- -----------------   Member--Audit Committee             Corporation. Mr. Georges is a member of The
                    Member--Committee on Directors      Business Council and the Policy Committee of The
                            and Public Responsibility   Business Roundtable, a member of the Board of the
                                                        Business Council of New York State and a trustee
Director since 1993                                     of its Public Policy Institute, serves on The
Age 60                                                  Trilateral Commission and is a trustee of Drexel
                                                        University.

- -----------------------------------------------------------------------------------------------------------

- -----------------   HOWARD C. KAUFFMANN                 Mr. Kauffmann joined the Exxon organization in
- -----------------   Retired President,                  1946 as a petroleum engineer and subsequently
- -----------------   Exxon Corporation                   held a number of increasingly responsible
- -----------------                                       domestic and international positions culminating
- -----------------   Member--Compensation Committee      in his election in 1975 as President and a
- -----------------   Member--Committee on Directors      director of Exxon Corporation. In 1985, he
- -----------------           and Public Responsibility   retired as President and a director of Exxon. He
                                                        is currently a director of The Chase Manhattan
Director since 1986                                     Bank, N.A. and The Chase Manhattan Corporation.
Age 71

- -----------------------------------------------------------------------------------------------------------
NOMINEE FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 1996 ANNUAL MEETING
- -----------------------------------------------------------------------------------------------------------

- -----------------   LYNN M. MARTIN                      Since serving as Secretary of Labor under
- -----------------   Former U.S. Secretary of            President George Bush from 1991 to 1993, Ms.
- -----------------   Labor; Chairperson,                 Martin has served as Chairperson of Deloitte &
- -----------------   Deloitte & Touche's Council         Touche's Council for the Advancement of Women and
- -----------------   for the Advancement of Women;       as an advisor to that firm. She is a regular
- -----------------   advisor to Deloitte & Touche        commentator, panelist, columnist and speaker on
- -----------------                                       radio and television programs, in national
                    Member--Finance Committee           publications and before various business and
                    Member--Compensation Committee      academic groups, with respect to the changing
                                                        global economic and political environment. Prior
Director since 1993                                     to serving as Secretary of Labor, Ms. Martin
Age 54                                                  represented the 16th District of Illinois in the
                                                        U.S. House of Representatives from 1981 to 1991.
                                                        She also serves as a director of Ameritech,
                                                        Harcourt General, Dreyfus Funds and Chicago's
                                                        Lincoln Park Zoo. She has assumed the Davee Chair
                                                        at the J. L. Kellogg Graduate School of
                                                        Management at Northwestern University and is a
                                                        member of the Council on Foreign Relations.

- -----------------------------------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE

- ----------------------------------------------------------------------------------------------------------


- -----------------   VERNON E. JORDAN, JR.               Mr. Jordan is a Senior Partner in the law firm of
- -----------------   Senior Partner,                     Akin, Gump, Strauss, Hauer & Feld. Prior to
- -----------------   Akin, Gump, Strauss,                joining Akin, Gump in 1982, he was President and
- -----------------   Hauer & Feld                        Chief Executive Officer of the National Urban
- -----------------                                       League from 1972 to 1981. From 1970 to 1972, he
- -----------------   Member--Audit Committee             was Executive Director of the United Negro
- -----------------   Member--Committee on Directors      College Fund. He is currently serving on the
                            and Public Responsibility   Board of Directors of American Express Company,
                                                        Bankers Trust Company, Bankers Trust New York
Director since 1989                                     Corporation, Corning Inc., Dow Jones & Company,
Age 58                                                  Inc., Revlon Group, J.C. Penney Company, Inc.,
                                                        RJR Nabisco, Inc., Sara Lee Corporation, Union
                                                        Carbide Corporation and Xerox Corporation. He is
                                                        also a director of The Brookings Institution and
                                                        The Ford Foundation.

- ----------------------------------------------------------------------------------------------------------

- -----------------   DAVID T. KEARNS                     Mr. Kearns has been Chairman of the New American
- -----------------   Chairman, New American              Schools Development Corporation since 1993 and
- -----------------   Schools Development                 was Deputy Secretary of the United States
- -----------------   Corporation, and Retired            Department of Education from 1991 through 1993.
- -----------------   Chairman and Chief Executive        From 1982 through 1990, Mr. Kearns was Chairman
- -----------------   Officer of Xerox Corporation        and Chief Executive Officer of Xerox Corporation,
                                                        which he joined in 1971 as a Vice President.
- -----------------   Chairman--Audit Committee           Prior to joining Xerox, he was a Vice President
                    Member--Finance Committee           in the Data Processing Division of International
                                                        Business Machines Corporation. Mr. Kearns is a
Director 1988-1991 and since 1993                       senior university fellow at Harvard University
Age 63                                                  and a member of The Business Council, the Coun-
                                                        cil on Foreign Relations and the American
                                                        Philosophical Society. Mr. Kearns is a trustee of
                                                        the University of Rochester and the Ford
                                                        Foundation and a director of The Chase Manhattan
                                                        Bank, The Chase Manhattan Corporation and Time
                                                        Warner, Inc.

- ----------------------------------------------------------------------------------------------------------

- -----------------   JAMES W. MCLAMORE                   Mr. McLamore has been extensively involved in the
- -----------------   Chairman Emeritus,                  food service industry throughout the past 45
- -----------------   Burger King Corporation             years. In 1954, he co-founded Burger King
- -----------------                                       Corporation and served as its President or
- -----------------   Chairman--Committee on Directors    Chairman of the Board through 1976. He currently
- -----------------             and Public                serves as Chairman Emeritus of both Burger King
- -----------------             Responsibility            Corporation and the Board of Trustees of the
                    Member--Audit Committee             University of Miami. He also serves as a director
                                                        of Lennar Corporation.
Director since 1977
Age 67
- ----------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------

- -----------------   DONALD V. SEIBERT                   Mr. Seibert served as Chairman of the Board and
- -----------------   Retired Chairman and                Chief Executive Officer of J.C. Penney Company,
- -----------------   Chief Executive Officer,            Inc. from 1974 through 1983. He was first
- -----------------   J.C. Penney Company, Inc.           employed by J.C. Penney Company, Inc. in 1947 and
- -----------------                                       continued serving that company in capacities of
- -----------------   Member--Audit Committee             increasing responsibility until his retirement.
- -----------------   Member--Committee on Directors      Mr. Seibert is Director Emeritus of J.C. Penney
                            and Public Responsibility   Company, Inc. and a director of Citicorp,
                                                        Citibank, N.A. and UNISYS Corporation. He is
Director since 1985                                     Chancellor of Nyack College and the Alliance
Age 70                                                  Theological Seminary. He is a director of The
                                                        National Retail Federation, the American Retail
                                                        Education Foundation and the Women's Research &
                                                        Education Institute. Mr. Seibert is a member of
                                                        The Business Council, the President's National
                                                        Productivity Advisory Committee and the Con-
                                                        ference Board. He is a former Chairman of United
                                                        Way of America and of Catalyst.

- ----------------------------------------------------------------------------------------------------------

- -----------------   HICKS B. WALDRON                    Mr. Waldron was Chairman and Chief Executive
- -----------------   Retired Chairman and                Officer of Avon Products, Inc. from 1983 through
- -----------------   Chief Executive Officer,            1988. Prior to joining Avon, he was Executive
- -----------------   Avon Products, Inc.                 Vice President of R.J. Reynolds Industries, Inc.,
- -----------------                                       which he joined when R.J. Reynolds acquired
- -----------------   Member--Compensation Committee      Heublein, Inc. in 1982. He joined Heublein in
- -----------------   Member--Committee on Directors      1973 as President and became Chief Executive
                            and Public Responsibility   Officer in 1975 and Chairman in 1982. From 1946
                                                        to 1973, Mr. Waldron was associated with General
Director since 1987                                     Electric Company, acting in various management
Age 70                                                  and executive capacities. He is currently serving
                                                        as a director of CIGNA Corporation, Hewlett
                                                        Packard Company and Atlantic Richfield Company.

- ----------------------------------------------------------------------------------------------------------

- -----------------   ALVA O. WAY                         Mr. Way was elected Chairman of the Board of IBJ
- -----------------   Chairman,                           Schroder Bank & Trust Company in 1986. He serves
- -----------------   IBJ Schroder Bank &                 as a consultant to and director of Schroder PLC,
- -----------------   Trust Company                       London, and related companies. Mr. Way joined
- -----------------                                       General Electric Company in 1951, where he served
- -----------------   Chairman--Finance Committee         in various executive positions including Chief
- -----------------   Member--Compensation Committee      Financial Officer. In 1979, he was elected Vice
                                                        Chairman of American Express Company, and in 1981
                                                        he was named President of American Express
Director since 1985                                     Company and Chairman and Chief Executive Officer
Age 64                                                  of American Express International Banking
                                                        Corporation. Mr. Way served as President of The
                                                        Travelers Companies, a financial services
                                                        organization, from 1983 through 1984. He is a
                                                        director of Eli Lilly and Company, McGraw-Hill,
                                                        Inc. and Gould, Inc. He is Chancellor of Brown
                                                        University and a trustee of New York Presbyterian
                                                        Hospital and the Committee for Economic
                                                        Development.

- ----------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------

- -----------------   MARK H. WILLES                      Mr. Willes was elected Vice Chairman of General
- -----------------   Vice Chairman,                      Mills, Inc. in April 1992. Mr. Willes joined
- -----------------   General Mills, Inc.                 General Mills on July 1, 1980, as Executive Vice
- -----------------                                       President and Chief Financial Officer and a
- -----------------   Chairman--Compensation              member of the company's Management Policy
- -----------------             Committee                 Committee. He was elected to the Board of
- -----------------   Member--Finance Committee           Directors in December 1984, and elected President
                                                        in 1985. Prior to joining General Mills, Mr.
Director since 1992                                     Willes served as President of the Federal Reserve
Age 52                                                  Bank of Minneapolis from 1977 to 1980. He had
                                                        previously been with the Federal Reserve Bank of
                                                        Philadelphia, where he was named Director of
                                                        Research in March 1970 and First Vice President
                                                        in October 1971. From 1967 to 1971, Mr. Willes
                                                        was Assistant Professor of Finance and Visiting
                                                        Lecturer, Wharton School of Finance and Commerce
                                                        at the University of Pennsylvania. Mr. Willes
                                                        serves as a director of Black & Decker
                                                        Corporation and The Talbots, Inc. He is Chairman
                                                        of the National Advisory Council of the School of
                                                        Management, Brigham Young University. He is also
                                                        Chairman of the Science Museum of Minnesota.

- --------------------------------------------------------------------------------------------------------------

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors currently consists of 13 members. During 1993, the Board met 10 times. The Board has established standing Audit, Compensation and Finance Committees and a Committee on Directors and Public Responsibility to assist the Board in the discharge of its responsibilities. The Board may also appoint other committees for specialized functions as appropriate. All of the directors of the Company are independent directors (as that term is defined in the Company's By-Laws) other than Mr. Burns. The Company's By-Laws provide that a majority of the Board of Directors, and all members of the Compensation Committee and the Committee on Directors and Public Responsibility, must be independent directors.

The Audit Committee consists of David T. Kearns, Chairman, Arthur H. Bernstein, John A. Georges, Vernon E. Jordan, Jr., James W. McLamore and Donald V. Seibert. The Audit Committee met 6 times in 1993. The Committee is responsible for recommending to the Board the engagement of independent auditors, reviewing the scope of and budget for the annual audit and reviewing with the independent auditors the results of the audit engagement, including the financial statements of the Company. The Committee also reviews the scope and results of the Company's internal audit procedures and reviews compliance with Company policies relating to conflicts of interest and business ethics.

The Compensation Committee consists of Mark H. Willes, Chairman, Edward T. Foote II, Howard C. Kauffmann, Lynn M. Martin, Hicks B. Waldron and Alva O. Way. The Compensation Committee met 6 times in 1993. The Committee reviews and approves or recommends to the Board, as appropriate, compensation for senior management, recommends to the Board the adoption and implementation of incentive compensation plans, stock option plans and employee benefit plans and reviews non-management Board members' compensation and benefits and recommends changes as appropriate. The Compensation Committee Report on Executive Compensation may be found at pages 17 through 19 of this Proxy Statement.

The Finance Committee consists of Alva O. Way, Chairman, Arthur H. Bernstein, Edward T. Foote II, David T. Kearns, Lynn M. Martin and Mark H. Willes. The Finance Committee met 6 times in 1993. The Committee reviews the financial condition and capital structure of the Company, advises the Board with respect to capital appropriations and other financial matters affecting the Company and reviews and recommends to the Board a dividend policy for the Company and any actions to be taken thereunder.

The Committee on Directors and Public Responsibility consists of James W. McLamore, Chairman, John A. Georges, Vernon E. Jordan, Jr., Howard C. Kauffmann, Donald V. Seibert and Hicks B. Waldron. The Committee met 7 times in 1993. The Committee reviews and recommends criteria for Board membership, reviews the qualifications of and recommends individuals for election as directors and reviews and recommends the function and authority of all Board Committees as well as their composition. The Committee will review nominees suggested by Stockholders in writing and sent to the Secretary of the Company. Any such suggestion should include sufficient information about the proposed nominee to permit the Board of Directors to make an informed determination as to whether the proposed nominee, if elected, would be an independent director, as that term is defined in the Company's By-Laws. Additional responsibilities of the Committee include identifying and analyzing current trends and issues pertaining to public policy, public affairs and corporate responsibility and bringing such matters to the attention of the Board.

Mr. Jordan attended 70% of the aggregate number of meetings of the Board of Directors, the Audit Committee and the Committee on Directors and Public Responsibility during 1993. Mr. Kearns attended 63% of the aggregate number of meetings of the Board of Directors, the Audit Committee and the Finance Committee during the period that he served in 1993. Ms. Martin attended 67% of the aggregate number of meetings of the Board of Directors, the Compensation Committee and the Finance Committee during the period that she served in 1993. Each of the other incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served in 1993.

                           COMPENSATION OF DIRECTORS

Each director of the Company, other than Mr. Burns, is currently entitled to an annual retainer of $21,500 for Board membership and $3,500 for each membership on a major Board Committee. Beginning in 1994, the chairperson of each such Committee will be entitled to an additional retainer of $4,500 per year. The meeting fee payable to directors for telephonic meetings of the Board of Directors or standing Committees of the Board is $1,100. Directors are entitled to a per diem fee for all other regular and special meetings of the Board or its Committees of $2,200 and $1,100, respectively. Mr. Burns does not receive any additional compensation by reason of his membership on the Board or attendance at meetings of any of its committees.

Under the Company's Directors Stock Plan any eligible director may make an election to receive a combination of Common Shares determined by a formula and $11,500 in cash (collectively, the "Formula") in lieu of the annual retainer. The Formula provides that the number of Shares granted to a participant will be equal to the nearest number of whole Shares which can be purchased for $15,000 based on the Fair Market Value of the Shares on the date of grant. The Shares will be entitled to cash dividends and full voting rights, but will not fully vest until six months after the date of grant provided that the director continues to serve in that capacity at that date. None of the Shares may be sold or transferred prior to six months after the date when service as a director ceases.

The Company also provides all non-employee directors with $100,000 of coverage under the Company's accidental death and dismemberment insurance policy, yearly compensation at retirement equal to 100% of the annual Board membership cash retainer in effect at the time of their retirement, optional coverage under the Company's medical plan, a $100,000 group term life insurance policy and the use of a Company-owned automobile, resulting in additional average compensation of $11,597 to each such director. The Company also provides all non-employee directors with disability income protection.

The Company has adopted a Directors' Charitable Award Program under which it intends to make charitable contributions in the name of current and future directors. The program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. In addition, it enhances the Company's ability to attract and retain directors of the highest caliber and experience. Under the Directors' Charitable Award Program, each current or future director may designate up to 2 charitable organizations and it is the Company's intention to contribute the sum of $500,000, in ten annual installments, to the designated organizations in the director's name upon the director's death. The program will be funded with the proceeds of insurance policies on the lives of paired directors. Individual directors will derive no financial benefit from this program, as all charitable deductions accrue solely to the Company. All current directors and three retired directors participate in the Directors' Charitable Award Program.

Directors of the Company may elect to defer receipt of their retainer and fees. Deferred funds become part of the general assets of the Company and bear simple interest at a rate based upon the base or prime rate of a major bank, but not lower than 5% or higher than 12% per annum. At the discretion of the director, the funds may be deferred until the earlier to occur of a fixed date, retirement, disability, or removal, and are payable in a lump sum or installments. However, upon a change of control of the Company all deferred amounts will be distributed immediately to the director in a lump sum.

                             CERTAIN RELATIONSHIPS

Mr. Jordan is a senior partner in the law firm of Akin, Gump, Strauss, Hauer & Feld which performed professional services on behalf of the Company in 1993. Additionally, in the ordinary course of business, the Company and its subsidiaries may from time to time engage in transactions with other unaffiliated corporations whose officers or directors are also directors of the Company. All such transactions are conducted on a commercial, arms-length basis and may not come to the special attention of the directors or officers of either the Company or the other corporation involved. The Company does not consider either the transactions or the amounts involved in such transactions to be significant.

                             SELECTION OF AUDITORS

                                  (ITEM NO. 2)

Upon the recommendation of the Audit Committee of the Board of Directors, the Board has selected KPMG Peat Marwick, independent certified public accountants, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1994.

The firm of KPMG Peat Marwick has audited the accounts of the Company since 1955 and has offices in, or convenient to, most of the localities where the Company and its subsidiaries operate. The Company has been advised that representatives of KPMG Peat Marwick will be present at the 1994 Annual Meeting with the opportunity to make a statement and to respond to appropriate questions raised at the Meeting.

KPMG Peat Marwick performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the year ended December 31, 1993. In addition, they also rendered other audit services which included the review of financial statements and related information contained in various registration statements and filings with the SEC, services related to the Company's acquisition of other companies, examinations of the separate financial statements of the Company's retirement and benefit plans, and limited reviews of financial statements and related information contained in quarterly reports provided to the Stockholders and the SEC.

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for the ratification of the appointment of KPMG Peat Marwick.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK AS AUDITORS.

                              STOCKHOLDER PROPOSAL

                                  (ITEM NO. 3)

The Company has been informed that John J. Gilbert of 1165 Park Avenue, New York, New York 10129 and Martin Glotzer of 7601 N. Kedzie, Chicago, Illinois 60645, again intend to offer a proposal at the Annual Meeting requesting that the Board of Directors take all steps necessary so that, once the current terms of sitting Directors have expired, future election of all Directors will be annual, rather than by class. Mr. Glotzer states that he owns 70 Shares and Mr. Gilbert states that he owns 105 Shares. Mr. Gilbert states that he also represents an additional 600 Shares held by family interests and an affiliated corporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The proposal which the Company understands the proponents intend to introduce at the Annual Meeting is as follows:

     "RESOLVED: That the stockholders of Ryder System, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall be on an annual basis."

The proponents have furnished the following statement in support of their proposal:

     "Continued strong support along the lines we suggest were shown at the last annual meeting when 65.5%, 2,173 proxies representing 36,373,947 shares, were cast in favor of this proposal. The vote against included 1,301 unmarked proxies.

     "LAC Minerals Ltd., Interco, Chemical Banking Corporation and Commonwealth Edison Company of Chicago are among the latest companies to end their stagger system of electing directors. Last year we withdrew our resolution on the subject at Westinghouse after they agreed to end their stagger system of electing directors. Chemical Bank's management, to its credit, voluntarily ended theirs without a resolution from us on the subject.

     "Because of the normal need to find new directors and because of the environmental problems and many groups desiring to have directors who are qualified on the subject, we think ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. In our opinion, the 11th should be to end the stagger system of electing directors and to have cumulative voting.

     "Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stock-holder company. Thanks to AXA, the controlling French insurance company, not wanting it they will not have a staggered board.

     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

The affirmative vote of a majority of the Shares entitled to vote at the Meeting is necessary for adoption of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Before 1984 the directors were elected annually. At the 1984 Annual Meeting, the Stockholders approved an amendment to the Restated Articles of Incorporation providing that the Board be divided into three classes of directors serving staggered three-year terms.

In the 1984 Proxy Statement the Board stated that it believed the interests of the Stockholders were better served by a classified board than by the annual election of all directors. Among the reasons presented at that time in favor of a classified system of director elections, the Board stated the following:

     The classification of directors will have the effect of making it more difficult to change the composition of the Board of Directors. At least two Stockholder meetings, instead of one, will be required to effect a change in the control of the Board. While there has been no problem in the past with the continuity or stability of the Board, the Board believes that the longer time required to elect a majority of a classified Board will help to assure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company.

The Board believes that a classified Board of Directors promotes continuity of experience on the Board, provides for an orderly succession of directors and would encourage any unsolicited bidder for control of the Company to negotiate with the Board which can best represent the interests of all of the Stockholders.

The resolution offered by the proponents would not amend the Restated Articles of Incorporation at this time, but, instead requests that the Board take the steps necessary to elect all directors on an annual basis in the future. Under the terms of the amendment to the Company's Restated Articles of Incorporation approved by the Stockholders in 1984, an affirmative vote of 75% of the Shares entitled to vote on a future resolution proposed by the Board to amend the Restated Articles would be required at a future meeting of Stockholders in order to amend the provisions governing the staggered election of directors.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                              STOCKHOLDER PROPOSAL

                                  (ITEM NO. 4)

The Company has been informed that Arthur Wair of 984 Barners Road, Antioch, Tennessee 37013, intends to offer a proposal at the Annual Meeting requesting that the Board of Directors either redeem or submit to a vote of the Stockholders the Company's Preferred Share Purchase Rights Plan. Mr. Wair states that he owns 450 Shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The proposal which the Company understands this proponent intends to introduce at the Annual Meeting is as follows:

     "RESOLVED: That the shareholders of Ryder Systems (sic), Inc. hereby request the Board of Directors redeem the shareholder rights issued in 1986, unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible."

The proponent has furnished the following statement in support of his proposal:

     "On February 26, 1986, the Board of Directors adopted a shareholder rights plan, commonly known as a "poison pill," which issued a dividend of one preferred share purchase right for each outstanding share of common stock. In our opinion, such plans tend to entrench management and depress companies' stock prices. The Board created this plan unilaterally without consulting shareholders. Furthermore, the Board protected the plan by an unusual voting requirement: To overturn the plan, a majority of shares outstanding must be cast against the plan, instead of a majority of votes cast.

     "Our proposal attempts to give shareholders an opportunity to express their views on the rights issue and the manner by which it was adopted.

     "Since the adoption of this plan, shareholders have expressed opposition. Stockholders made proposals similar to this one in 1990, winning 62.5% of the votes cast, and again in 1991, winning 59.6% of the votes cast. However, these votes represented less than 50% of the shares outstanding.

     "At other companies, such votes are enough to prod directors to make the changes that a majority of voting shareholders want.

     "Poison pills have drawn increasing fire in recent years. Proposals such as this one were the most common type of shareholder initiatives in 1993, according to the Investor Responsibility Research Center. During 1993 Consolidated Freightways agreed to put their poison pill plans to a shareholder vote following a resolution advanced by a Teamster. The company joined companies like Time Warner, Lockheed, United Technologies, and La Quinta Inns in voluntarily redeeming their poison pills since 1990.

     "Congress expressed opposition to poison pills. In a vote on takeover reforms, the Senate voted to ban such plans. Sponsors of the amendment argued that a poison pill is an inappropriate way to stop hostile takeovers.

     "Academic researchers have criticized poison pills, showing that they harm shareholder value.

     "For these reasons, we urge you to vote FOR this resolution."

The adoption of this proposal requires the affirmative vote of a majority of the Shares entitled to vote at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Preferred Share Purchase Rights Plan (the "Rights Plan") was adopted by the Board of Directors on February 28, 1986 to protect the Company's Stockholders against certain abusive takeover practices prevalent in the marketplace and to ensure that all Stockholders are treated fairly and equally.

The overriding objective of the Board of Directors in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all Stockholders.

The Board believes that the Rights Plan is a sound and reasonable means of protecting against unfair and abusive takeover practices and is both appropriately within its discretion and an essential exercise of its fiduciary obligations to the Stockholders. The Board also believes that many Stockholders have come to recognize the effectiveness of these plans in protecting and enhancing value for all Stockholders.

The Rights Plan does not preclude a prospective bidder from making an offer for the Company. Moreover, the Rights Plan is not intended to prevent a takeover of the Company nor would it do so.

The Rights Plan is intended to give the Board sufficient time, if confronted with an offer to acquire the Company, to evaluate the offer and any possible alternatives and to take those steps that the Board believes would be necessary to maximize the value that can be achieved for all Stockholders.

The Rights Plan is designed to encourage any prospective bidders for the Company to negotiate with the Company's Board. The Board believes that its ability to negotiate effectively with a potential acquiror on behalf of all Stockholders is significantly greater than that of the Stockholders individually. A bidder who chooses to bypass the Board is pursuing his own interests and is not concerned with the interests of the other Stockholders. In this regard, it is important to remember that hostile acquirors are interested in buying a company as cheaply as they can. Without the Rights Plan, the Company could find itself negotiating with the acquiror from a defensive posture rather than at arms-length. While a bidder may make an offer for the Company's stock which is in excess of the stock's current market price, without such negotiations the premium offered may not reflect the long-term value of the Company. This is particularly true of companies whose stock is prone to cyclical movements, such as the Company.

The Board strongly disagrees with the view that rights plans deter legitimate acquisition proposals from being made or depress the price of the stock of corporations adopting them. Since the adoption of the Rights Plan, at least 52 companies which had rights plans have been acquired or were parties to agreements to be acquired, including 37 companies which were acquired after receiving an unsolicited bid. Furthermore, in 31 of the 37 acquisitions of companies with rights plans that were initiated by unsolicited bids, the prices ultimately received by stockholders exceeded the initial bids -- and did so by an average premium to the initial bid of more than 20%.1

Studies by Georgeson & Co., a leading investor communications firm, have concluded that "(rights plans) do not prevent takeovers nor do they diminish the value of a company's stock." These studies also indicated that "companies with (rights plans) receive premiums 69% higher in takeover contests than companies without (rights plans)."

The Board of Directors believes that the Rights Plan continues to protect Stockholders against abusive and unfair practices that force Stockholders to sell their investments at less than full value. Over 1,650 of the largest U.S. companies, representing the entire spectrum of American business, have adopted rights plans in response to such practices. The Board supports the Rights Plan and asks Stockholders to be aware that if the rights were redeemed now, without a substitute plan and in the absence of any specific acquisition proposal, the Board would be deprived of an effective negotiating tool which could otherwise be used to protect and enhance Stockholder value.

It is for these reasons that the Board of Directors believes that the redemption of the rights at the present time would not be in the best interest of the Company's Stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                              STOCKHOLDER PROPOSAL

                                  (ITEM NO. 5)

The Company has been informed that Louis Shockley of 1079 Barners Road, Antioch, Tennessee 37013, intends to offer a proposal at the Annual Meeting that would recommend that no compensation be paid by the Company to any of its five highest-paid officers that is not deductible by the Company for federal income tax purposes. Mr. Shockley states that he owns 381 Shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

- ---------------

(1) Based on data obtained from Securities Data Corporation and other industry sources.

The proposal which the Company understands this proponent intends to introduce at the Annual Meeting is as follows:

     "Resolved, that shareholders recommend that Ryder not pay any compensation to its five highest compensated officers which is not deductible by Ryder for federal income tax purposes under current law; provided, however, that this resolution shall have no effect on any legally enforceable promise to pay compensation to such an officer made prior to the date of the submission of this resolution."

The proponent has furnished the following statement in support of his proposal:

     "In 1993, Congress passed a law that compensation over $1 million to any of the five highest paid officers of the company is not deductible by the company for federal income tax purposes, unless it is performance-based compensation awarded as part of a compensation plan approved by shareholders. See IRC sec.162(m). After January 1, 1994, taxable compensation above $1 million will be paid out of the company's net, after tax, earnings. Congress' intent in passing this law was to bring under some control the excesses in executive compensation in recent years.

     "This proposal serves the interests of Ryder shareholders for several reasons. First, restraining excessive executive compensation protects company assets.

     "Second, such excesses separate the interests of senior managers from those of shareholders and from the interests and concerns of their fellow employees. The figure of $1 million set by Congress, which is approximately 35 times the pay of the average Ryder driver, seems a good starting point for defining excess.

     "Third, Ryder's recent executive compensation policy gives reason for shareholders to be concerned. Current trends will push these executives over the $1 million mark soon. The top five officers of our company received more than $4 million in cash compensation in 1992, an increase of more than 50% over the previous year. In 1992, Ryder's Chief Executive Officer, M. Anthony Burns, enjoyed a 12% raise in his base pay rate to $725,000. If his pay were to keep increasing at that rate, he would soon receive more than $1 million annually in base pay alone.

     "Management's record of responding to shareholder concerns suggests we must resort to resolutions on the issue of executive compensation. Despite appeals from the majority of the shareholders voting at several recent annual meetings, management refused to change its classified board and poison pill. Without this proposal, the Board might compensate management out of after-tax earnings, which we believe would not serve shareholder interests.

     "This proposal preserves the necessary flexibility in compensation policies. The top executives of the company can still be paid over $1 million, but only with stockholder approval. This resolution simply prevents management from burdening shareholders with the greater expense of having to pay taxes on these executive salaries as well as paying the salaries themselves.

     "We urge you to vote FOR this resolution."

The adoption of this proposal requires the affirmative vote of a majority of the Shares entitled to vote at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The new tax law on the deductibility of executive compensation was enacted very recently and regulations implementing the statute exist only in proposed form. The Board of Directors believes that it would be premature and inappropriate to consider adopting restrictions on the ability of the Company to set executive compensation before the Internal Revenue Service has promulgated final regulations interpreting the law. Adopting such a limitation, based on a new law and proposed regulations, could diminish the effectiveness of the Compensation Committee and the ability of the Company to attract and retain executive talent.

For these reasons, the Board of Directors believes that the adoption of this proposal would not be in the best interest of the Company's Stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                         BENEFICIAL OWNERSHIP OF SHARES

As of January 15, 1994, each director or nominee and each executive officer named in the Summary Compensation Table herein, individually, and all directors, nominees and executive officers of the Company as a group, beneficially owned Common Stock as follows:

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL          PERCENT OF
                  NAME OF BENEFICIAL OWNER                          OWNERSHIP(1)           CLASS(2)
- -------------------------------------------------------------    -----------------     ----------------
Arthur H. Bernstein(3),(6)...................................           15,564
M. Anthony Burns(4),(5)......................................          539,836
C. Robert Campbell(3),(4),(5)................................           84,684
Dwight D. Denny(5)...........................................           59,042                     less
Edward T. Foote II(6)........................................            1,064                     than
John A. Georges..............................................            1,000                       1%
James M. Herron(5)...........................................          179,197                      per
Edwin A. Huston(4),(5).......................................          223,913               individual
Vernon E. Jordan, Jr.(6).....................................              564
Howard C. Kauffmann(6).......................................            3,564
David T. Kearns(6)...........................................            1,364
Lynn M. Martin(7)............................................              300
James W. McLamore(6).........................................           56,568
Donald V. Seibert(6).........................................            1,089
Hicks B. Waldron(6)..........................................            3,214
Alva O. Way(6)...............................................            2,064
Mark H. Willes(3),(6)........................................            2,591
Directors, Nominees and Executive Officers as a Group
  (24 persons)(3),(4),(5),(6)................................        1,448,609                    1.87%

- ---------------
(1) Unless otherwise noted, all Shares included in this table are owned directly, with sole voting and dispositive power. The inclusion of Shares in this table shall not be construed as an admission that such Shares are beneficially owned for purposes of Section 16 of the Exchange Act.

(2) Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(3) Includes Shares held jointly with their spouses or other family members, as follows: Mr. Bernstein 15,000 Shares; Mr. Willes 2,027 Shares; Mr. Campbell 439 Shares; all directors, nominees and executive officers as a group 28,962 Shares.

(4) Includes Shares held in the accounts of executive officers pursuant to the 401(k) Plan as of December 31, 1993, as follows: Mr. Burns 5,735 Shares; Mr. Campbell 2,097 Shares; Mr. Huston 3,474 Shares; all directors, nominees and executive officers as a group 22,031 Shares.

(5) Includes Shares the direct ownership of which may be acquired within 60 days of January 15, 1994, through the exercise of stock options, as follows: Mr. Burns 439,721 Shares; Mr. Campbell 81,788 Shares; Mr. Denny 55,042 Shares; Mr. Huston 198,245 Shares; Mr. Herron 167,951 Shares; all directors, nominees and executive officers as a group 1,190,502 Shares.

(6) Includes 564 Shares held as of January 15, 1994, in the account of each of the following directors pursuant to the Directors Stock Plan: Mr. Bernstein; Mr. Foote; Mr. Jordan; Mr. Kauffmann; Mr. Kearns; Mr. McLamore; Mr. Seibert; Mr. Waldron; Mr. Way; and Mr. Willes.

(7)  As of January 18, 1994.

As of January 15, 1994, the following table sets forth information regarding the number and percentage of Shares held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of the Company's outstanding Common Stock:

                                                                NUMBER OF SHARES
                     NAME AND ADDRESS                          BENEFICIALLY OWNED       PERCENT OF CLASS
- -----------------------------------------------------------    ------------------       ----------------
State Treasurer
  State of Michigan
  P.O. Box 15128
  Lansing, Michigan 48901..................................        5,050,745(1)               6.53%

- ---------------

(1)The Michigan State Treasurer has sole voting power and sole dispositive power as to all 5,050,745 Shares. The foregoing ownership information is based upon oral information furnished to the Company on behalf of the Michigan State Treasurer on January 31, 1994, and confirmed in writing by the Company.

FILINGS UNDER SECTION 16(A)

Compliance with Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons owning more than 10% of the Company's Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership of Common Stock and other equity securities of the Company on Form 3 and reports of changes in such ownership on Forms 4 or 5. Directors, executive officers and greater than 10% Stockholders are required to furnish the Company with copies of all Section 16(a) reports they file.

To the Company's knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993, the Company's directors and executive officers complied with all applicable Section 16(a) filing requirements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, composed entirely of independent Directors. The Committee reviews all matters involving Mr. Burns' compensation and recommends approval by the Board of an appropriate compensation program for Mr. Burns consistent with the Company's pay for performance philosophy. Compensation actions affecting executive officers of the Company other than Mr. Burns are based upon recommendations made to the Committee by Mr. Burns. The Committee reviews these recommendations and, upon approval, forwards them to the Board for final review and approval.

EVALUATION OF EXECUTIVE PERFORMANCE

In its evaluation of executive performance the Committee employs criteria designed to motivate individual executives and believes that the executive compensation program strengthens the Company's ability to attract, motivate and retain the executive talent necessary to increase shareholder returns. The Committee believes that total compensation should increase or decrease with performance.

The Committee reviews the executive compensation program continuously to ensure its effectiveness and to ensure that the program remains externally competitive within the range that the Committee considers appropriate, based upon the Company's performance. Each element of the program is compared to the practices of several groups of similar companies (companies with sales levels and/or financial characteristics similar to those of the Company, and companies from the Dow Jones Transportation 20 Index) as well as comparative data provided by Hewitt Associates and Frederick W. Cook & Co., Inc., independent compensation consultants retained by the Company. This data includes information regarding various components of compensation and benefits provided to executives holding comparable positions at similar companies and is referred to by the Committee during the year to aid in setting executive compensation within the median range for companies similar to the Company. While each element of compensation is considered separately, the Committee takes into account the full compensation package offered by the Company to each executive officer.

In evaluating management's 1993 performance, the Committee considered the Company's financial results, management's progress toward implementing strategic initiatives and the successful implementation of the Aviall spin-off. The spin-off completed a multi-year effort to refocus the Company on its core highway transportation services businesses. These combined businesses reported a solidly profitable year for 1993 with significant improvements in earnings from continuing operations and a substantial increase in return on common equity.

NEW STOCK OWNERSHIP PROGRAM

On the Committee's recommendation, in August of 1993, the Board of Directors adopted guidelines for stock ownership by all executives. Under these guidelines, executives are expected to own Company stock equal in value to various multiples of their annual salary, depending on their position within the Company. Mr. Burns will be expected to own stock worth at least two times his annual salary. The other executive officers will be expected to own stock at least equal in value to their annual salaries. The guidelines provide a three-year phase-in period during which executives are expected to progress toward these ownership levels. The Committee will monitor the participation of the executives in the program and expects that progress will be made each year by each officer during this phase-in period. The level of each executive's Company stock ownership may also be considered as a factor by the Committee when awarding future stock option grants.

SALARY

Salaries for executive officers are determined by assigning each executive officer to a pay grade and range which indicates the level of responsibility associated with that executive officer's position and the importance of that position to the operations of the Company. Because of the Committee's emphasis on incentive-based compensation, salary levels for executive officers are moderate in comparison to salary levels at similar companies. In making decisions to adjust individual salary levels, the Committee considers Company performance, the executive officer's individual performance and position in the existing salary range, and external comparative data.

Mr. Burns did not receive a salary increase in 1993. His last salary increase was in June of 1992. Because of its emphasis on incentive compensation, the Committee has concluded that it is not appropriate for Mr. Burns to receive a salary increase every twelve months, regardless of the Committee's evaluation of his performance.

ANNUAL INCENTIVE AWARDS

The Company's annual incentive compensation program provides for the payment of cash bonuses to executive officers and other key employees of the Company based upon Company financial performance and individual performance. These bonus awards are based upon annual financial performance targets set in the Company's Business Plan, which is approved by the Board of Directors and used to manage the Company's business. When determining the annual bonus plan targets, the Committee strives to align the bonus plan with the Company's long-term goals so that strategic focus is maintained.

In February of 1994, each executive officer of the Company was awarded a cash bonus based upon the Committee's review of the Company's (or applicable business unit's) 1993 financial performance determined by net after-tax return on assets ("NAT ROA"), net before tax ("NBT") earnings and (for one executive officer) business unit revenue for 1993. The Committee believes that improvements in these financial measures will, over time, result in the Company reaching its long-term return-on-equity goal and the maximization of stockholder value. Accordingly individual cash bonuses are linked directly to these performance measurements.

Mr. Burns was eligible for a 1993 incentive award of up to 110% of his base salary based on Company performance, measured by NAT ROA and NBT earnings, and an additional award of up to 20% of his base salary based upon his individual performance. Since the Business Plan targets set by the Committee for the Company's 1993 performance were achieved, Mr. Burns received a bonus equal to 43.5% of his base salary based upon Company performance and an individual performance award equal to 19.9% of his base salary. Thus 38.8% of Mr. Burns' 1993 total salary and bonus were performance related.

The size of bonuses for executive officers generally and Mr. Burns in particular decreased between 1992 and 1993, because of 1993's higher financial performance targets, weak performance by the Company's aviation services business and lower earnings in the Company's automotive carriage business. However, the Company's reported results of continuing operations for 1993 (which as a result of the spin-off excluded the aviation services business), showed significant improvements in both NBT earnings and NAT ROA from 1992. The Committee will expect continued improvement in these performance measures in 1994 if a similar or a greater level of bonuses is to be awarded.

Because proposed Internal Revenue Service regulations governing the deductibility of executive compensation pursuant to the Omnibus Budget Reconciliation Act of 1993 ("OBRA") were issued in mid-December 1993, and final regulations have not yet been issued as of the date of this report, the Committee has recommended that the Company's current executive compensation program be continued in effect until such time as the Committee has had sufficient opportunity to study and discuss the final OBRA provisions and make further recommendations.

LONG-TERM INCENTIVE AWARDS

The Committee believes that a significant portion of executive compensation should be comprised of long-term incentives to encourage strategic decision-making. The Company's Stock Incentive Plan provides such an incentive through the award of stock options to executive officers and other key executives at the discretion of the Committee. Under this Plan, stock options may only be granted at the fair market value of the Company's stock on the date of grant. The stock ownership guidelines implemented in 1993 tie executives receiving stock options directly to the future performance of the Company, while the amount of stock owned by these executives may be considered by the Committee in determining future awards.

The Committee is aware of the potential for shareholder dilution resulting from stock subject to options and it carefully considered this factor in determining the level of 1993 stock option awards. In addition, after the Company's stockholders approved the authorization of 1.6 million additional Shares in 1993 for future grants under the Stock Incentive Plan, the Committee set a maximum limit of 300,000 Shares per individual in cumulative grants of options for Shares then reserved under the Plan.

For 1993, the Committee utilized three criteria to determine individual stock option awards to the Company's executives: current individual performance, potential for promotion, and impact on Company performance. In 1993, Mr. Burns was granted options to purchase 60,000 Shares in recognition of his current performance and as an incentive to continue his efforts toward improving the long-term financial performance of the Company.

Mark H. Willes (Chairman), Edward T. Foote II, Howard C. Kauffmann, Lynn M. Martin, Hicks B. Waldron and Alva O. Way.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the annual and long-term compensation which the Company paid to, or deferred for, those persons who were at December 31, 1993
(a) the chief executive officer and (b) each of the other four most highly compensated executive officers of the Company (collectively, the "named executive officers") for services rendered in 1993, 1992 and 1991:

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                                                              --------------------
                                                                                                     AWARDS
                                                                                              --------------------
                                                                ANNUAL COMPENSATION                SECURITIES
                                                         ----------------------------------        UNDERLYING
                                                                               OTHER ANNUAL     OPTIONS/LIMITED       ALL OTHER
                                                         SALARY       BONUS    COMPENSATION          SARS(2)         COMPENSATION(3)
         NAME AND PRINCIPAL POSITION            YEAR       ($)         ($)         ($)(1)             (#)                ($)
- ----------------------------------------------  ----     -------     -------   ------------   --------------------   ------------
M. Anthony Burns        Chairman of the Board,  1993     725,000(4)  460,000       4,219             60,000             12,642
                        President and Chief     1992     693,750(4)  810,000       3,370             54,712             11,541
                        Executive Officer       1991     650,000(4)   97,500       3,370             49,241             11,283

Edwin A. Huston         Senior Executive Vice
                        President -- Finance    1993     413,250     337,842       2,813             25,000             16,425
                        and Chief Financial     1992     391,167     437,000       2,246             25,715             14,394
                        Officer                 1991     367,333      66,000       2,246             24,073             13,788

James M. Herron         Senior Executive Vice   1993     336,917     275,427       2,813             23,000             16,884
                        President and General   1992     318,500     361,000       2,246             22,432             13,854
                        Counsel                 1991     300,750      56,000       2,246             20,791             13,660

Dwight D. Denny         President -- Ryder      1993     260,000     225,862       2,813             25,000              6,316
                        Commercial Leasing &    1992     220,000     251,680       2,246             20,405              4,575
                        Services                1991     169,591      32,300       2,246             21,779             77,899

C. Robert Campbell      Executive Vice
                        President               1993     260,667     210,518       2,813             22,000              7,284
                        -- Human Resources and  1992     243,333     225,613       2,246             23,848              6,020
                        Administration          1991     206,667      38,500       2,246             19,696              5,800

 ---------------
(1) This column represents amounts reimbursed for the payment of income taxes on certain perquisites provided to these executive officers. Other perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations and are not included in this column.
(2) Stock option and Limited Stock Appreciation Right ("Limited SAR") grants vest in 50% annual installments commencing with the first anniversary of the date of grant. Each named executive officer who received a grant of stock options received a number of Limited SARs equal to the number of Shares subject to such stock option. The numbers given reflect an option with a tandem Limited SAR as a single unit. Under the existing antidilution provisions of the Company's 1980 Stock Incentive Plan, as amended and restated as of October 22, 1993, upon the payment of a special dividend effecting the spin off of the Company's aviation services business (Aviall, Inc.) on December 7, 1993, all then outstanding stock option grants were converted so that as to each such grant there were an increased number of ex-dividend Shares at a lower exercise price per Share and the optionees' resulting spreads were the same as they were prior to the dividend.
(3) This column is composed of: (a) contributions to the 401(k) Plan in the amount of $400, $200, and $200 for each named executive officer for 1993, 1992 and 1991, respectively; (b) dollar value of premiums for compensatory split-dollar insurance payments for Mr. Burns in the amounts of $315, $960, and $1,071 for 1993, 1992 and 1991, respectively; for Mr.
    Huston in the amounts of $398, $898, and $790 for 1993, 1992 and 1991, respectively; for Mr. Herron in the amounts of $441, $1,516, and $1,322 for 1993, 1992 and 1991, respectively; for Mr. Denny in the amounts of $80, $0, and $0 for 1993, 1992 and 1991, respectively; and for Mr. Campbell in the amounts of $156, $577, and $508 for 1993, 1992 and 1991, respectively; (c) premiums paid under the Supplemental Retiree Life Insurance Plan for Mr. Burns in the amounts of $3,789, $2,243, and $2,243 for 1993, 1992 and 1991,
    respectively; for Mr. Huston in the amounts of $4,793, $2,462, and $2,462 for 1993, 1992 and 1991, respectively; for Mr. Herron in the amounts of $8,353, $4,448, and $4,448 for 1993, 1992 and 1991, respectively; for Mr.
    Denny in the amounts of $3,453, $2,090, and $2,090 for 1993, 1992 and 1991,
    respectively; and for Mr. Campbell in the amounts of $3,236, $1,915, and $1,915 in 1993, 1992 and 1991, respectively; (d) premiums paid under the Supplemental Long Term Disability Insurance Plan for Mr. Burns in the amounts of $8,138, $8,138, and $7,769 for 1993, 1992 and 1991,
    respectively; for Mr. Huston in the amounts of $10,834, $10,834, and $10,336 for 1993, 1992 and 1991, respectively; for Mr. Herron in the amounts of $7,690, $7,690, and $7,690 in 1993, 1992 and 1991, respectively;
    for Mr. Denny in the amounts of $2,383, $2,285, and $2,194 for 1993, 1992 and 1991, respectively; and for Mr. Campbell in the amounts of $3,492, $3,328, and $3,177 in 1993, 1992 and 1991, respectively; and (e) relocation expenses paid for Mr. Denny in the amount of $73,415 for 1991.
(4) Year-end annualized salary was $725,000, $725,000, and $650,000 for the years 1993, 1992, and 1991, respectively.

SEVERANCE AGREEMENTS

The Company has entered into severance agreements with each executive officer, including the named executive officers, and other key employees of the Company and its subsidiaries, which provide that if the Company terminates the employment of an executive for reasons other than death, disability or cause, or, if within the three-year period commencing with a change of control of the Company, the executive terminates employment with the Company for good reason, the Company will provide the executive with a multiple of salary and bonus ranging from a maximum of three times salary and three times bonus for the highest level executive to a minimum of .5 times salary and, for each year of service, one month bonus (subject to a maximum of 12 months bonus) for lower level executives, as well as various benefits and perquisites, net of excise taxes.

                                 OPTION GRANTS

The following table provides information regarding the grant of stock options to the named executive officers in fiscal year 1993. In addition, in accordance with SEC regulations, hypothetical gains of 5% and 10% required by the SEC along with a third column representing a 0% gain (listed in the table under "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/Limited SAR Term") are shown for these stock options. These hypothetical gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the stock options were granted over the full option term of ten (10) years. Each named executive officer also received a grant of one Limited SAR in tandem with each Common Share subject to the stock option. Such Limited SAR may only be exercised in the event of a change of control of the Company if the named executive officer is at that time a Section 16(b) Insider.

                 OPTION/LIMITED SAR GRANTS IN FISCAL YEAR 1993

                                         INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------------------------------
                                                         % OF TOTAL
                                             NUMBER(2)    OPTIONS/                                       POTENTIAL REALIZABLE
                                               OF          LIMITED                                              VALUE(1)
                                           SECURITIES       SARS                                        AT ASSUMED ANNUAL RATES
                                           UNDERLYING    GRANTED TO                                         OF STOCK PRICE
                                            OPTIONS/      EMPLOYEES    EXERCISE                            APPRECIATION FOR
                                             LIMITED         IN         PRICE                           OPTION/LIMITED SAR TERM
                                              SARS       FISCAL YEAR     PER         EXPIRATION       ---------------------------
                  NAME                       GRANTED        1993        SHARE(3)        DATE(4)       0%       5%         10%
- -----------------------------------------  -----------   -----------   --------   -----------------   ---   --------   ----------
M. Anthony Burns.........................     60,000          8%        $26.25    December 28, 2003   $0    $990,509   $2,510,144
Edwin A. Huston..........................     25,000          3%         26.25    December 28, 2003    0     412,712    1,045,893
James M. Herron..........................     23,000          3%         26.25    December 28, 2003    0     379,695      962,222
Dwight D. Denny..........................     25,000          3%         26.25    December 28, 2003    0     412,712    1,045,893
C. Robert Campbell.......................     22,000          3%         26.25    December 28, 2003    0     363,187      920,386

- ---------------

(1) If the 5% or 10% annual compound stock price appreciation shown in the table were to occur, the price of the Company's Common Stock would be $42.76 or $68.09, respectively, on December 28, 2003 and the appreciation in the market value of the Company's Common Stock would be $1,276,014,749 and $3,233,671,903, respectively. The appreciation during this period realized by the five named executive officers from these stock options would be 0.20% of the gain to all Stockholders under these two cases. The use of the 5% and 10% rates as required by the SEC is not intended by the Company to forecast possible future appreciation of the price of the Company's Common Stock.
(2) Stock options and limited SAR grants vest in 50% annual installments commencing with the first anniversary of the date of grant. Each named executive officer who received a grant of stock options received a number of Limited SARs equal to the number of Shares subject to such stock option. The numbers given reflect an option with a tandem Limited SAR as a single unit.
(3) Represents fair market value as of date of grant.
(4) Ten (10) years from grant date of December 29, 1993.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table provides information, with respect to the named executive officers, regarding the exercise of options during fiscal year 1993 and unexercised options held as of the end of fiscal year 1993.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1993 AND FISCAL YEAR-END 1993 OPTION
                                     VALUES

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING             VALUE OF UNEXERCISED
                                                               UNEXERCISED                 IN-THE-MONEY
                                                           OPTIONS/LIMITED SARS     OPTIONS AT FISCAL YEAR-END
                                                         AT FISCAL YEAR-END 1993              1993(1)
                           SHARES ACQUIRED    VALUE     --------------------------  --------------------------
           NAME             ON EXERCISE(2)   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------- ---------------  ----------  -----------  -------------  -----------  -------------
M. Anthony Burns..........      88,101      $1,250,092    439,721        87,356     $ 1,958,218    $ 150,087
Edwin A. Huston...........      24,400         414,975    198,245        37,858         884,959       69,544
James M. Herron...........           0             n/a    167,951        34,216       1,031,495       61,035
Dwight D. Denny...........           0             n/a     55,042        35,122         449,851       56,408
C. Robert Campbell........           0             n/a     81,788        33,216         420,383       60,723

- ---------------

(1) Amounts reflect unrealized gains on outstanding stock options based on a fair market value of $26.5625 for the Common Stock, as determined by using the average of the high and low price on December 31, 1993. As no change in control of the Company has occurred the tandem Limited SARs had no calculable value at such date.
(2) These shares were acquired prior to the spin off of the Company's aviation services business and thus do not reflect any antidilution conversion.

                                PENSION BENEFITS

The Company covers substantially all regular full-time employees who are not covered by plans administered by labor unions or by plans sponsored by a subsidiary or division of the Company ("Division Plans") under the Ryder System, Inc. Retirement Plan ("Retirement Plan"). Benefits payable under the Retirement Plan are based on an employee's career earnings with the Company and its subsidiaries. At normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor's benefits, is generally equal to the sum of 1.45% of the first $15,600 of compensation and bonus received, plus 1.85% of the portion of such compensation and bonus in excess of $15,600 during each such year while a Retirement Plan member. Accrued benefits under the Retirement Plan have been improved from time to time.

Retirement Plan benefits vest at the earlier of the completion of five (5) years of credited service or upon reaching age 65, provided, however, that in the event of a change of control of the Company, all participants will be fully vested and the term "accrued benefit" will include the value of early retirement benefits for any participant age 45 or above or with 10 or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified pension plan is currently $118,8001 beginning at the Social Security retirement age (currently age 65). The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $150,000. The Company maintains a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan (the "Restoration Plan"), which covers those participants of the Retirement Plan and certain Division Plans whose benefits are reduced by the Internal Revenue Code or other United States or Canadian laws. A participant in the Restoration Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.

- ---------------

(1) This figure will be adjusted from time to time by the Internal Revenue Service due to increases in the cost of living.

The table below sets forth annual pension benefit projections assuming each named executive officer remains continuously employed by the Company at current compensation levels until retirement at the normal retirement date.

                    ESTIMATED ANNUAL BENEFITS AT RETIREMENT(1)
                     (IN THE FORM OF A SINGLE LIFE ANNUITY)

                M. Anthony Burns...........................................  $672,828
                Edwin A. Huston............................................  $305,360
                James M. Herron............................................  $198,363
                Dwight D. Denny............................................  $191,482
                C. Robert Campbell.........................................  $222,923

In addition to the Retirement Plan and the Restoration Plan, the Company maintains the Split Dollar Life Insurance Plan and Deferred Compensation Plan for the benefit of each named executive officer and certain other key executives who elect to participate. The Split Dollar Life Insurance Plan provides participants with additional life insurance and the Deferred Compensation Plan acts as a supplemental pension benefit. The participant pays a portion of the premium and the Company pays that portion of the premium which is equal to the increase in cash surrender value of the policy during each policy year. In the event of death prior to normal retirement, the face value of the policy is paid to the participant's chosen beneficiary and the Company's investment in the policy is recaptured by a supplemental term policy maintained by the Company. In the event a participant ceases to be employed by the Company prior to the participant's normal retirement date, the participant has the right to purchase the policy from the Company for its cash surrender value. Assuming normal retirement dates, the named executive officers would have the following estimated minimum annual benefit shown below:

                M. Anthony Burns...........................................  $14,077
                Edwin A. Huston............................................  $ 5,700
                James M. Herron............................................  $ 5,064
                Dwight D. Denny............................................  $ 5,247
                C. Robert Campbell.........................................  $ 6,500

- ---------------

(1)These amounts include benefits under the Retirement Plan and the Restoration Plan combined.

                               STOCK PERFORMANCE
                     COMPARISON OF 5 YEAR CUMULATIVE RETURN
  AMONG RYDER SYSTEM, INC., S&P 500 INDEX & DOW JONES TRANSPORTATION 20 INDEX(1)

                                                                   DOW JONES
                                                                  TRANSPORTA-
      MEASUREMENT PERIOD          RYDER SYS-      S&P 500 IN-     TION 20 IN-
    (FISCAL YEAR COVERED)          TEM, INC.          DEX             DEX
1988                                       100             100             100
1989                                        80             132             123
1990                                        61             128              97
1991                                        85             166             147
1992                                       119             179             160
1993                                       133             197             196

- ---------------

(1) Assumes for comparison that the value of the Company's Common Stock and of each index was $100 on December 31, 1988, and that all dividends, including the Company's distribution of Aviall, Inc. common stock, were reinvested. Past performance is not necessarily an indicator of future results.

                              COST OF SOLICITATION

The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of proxies. For their services, D. F. King & Co., Inc. will receive a fee estimated at $17,000 plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communication.

                    SUBMISSION OF STOCKHOLDER PROPOSALS FOR
                            THE 1995 ANNUAL MEETING

Pursuant to SEC regulations, in order to be included in the Company's Proxy Statement for the 1995 Annual Meeting, stockholder proposals must be received at the principal office of the Company, 3600 N.W. 82nd Avenue, Miami, Florida, 33166, Attention: Secretary, no later than November 20, 1994, as well as meet all other SEC requirements. In addition, the Company's By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting or to present a nomination for director at an annual meeting must give advance notice to the Company regarding the proposal or nominee. The By-Laws require that written notice be delivered to the Secretary of the Company not less than 60 days prior to the date of the annual meeting at which the proposal or nomination is to be presented and contain certain information regarding the stockholder desiring to present a proposal or make a nomination, as the case may be. A copy of the By-Laws is available upon request from the Secretary of the Company.

                                      RYDER SYSTEM, INC.

                                      /s/ H. Judith Chozianin
                                      --------------------------
                                      H. Judith Chozianin
                                      Secretary
March 21, 1994
Miami, Florida

                              RYDER SYSTEM, INC.
                        ANNUAL MEETING -- MAY 6, 1994
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints M. Anthony Burns, James
P M. Herron and Edwin A. Huston, and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the
R undersigned and to vote, as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 10,
O 1994, at the Annual Meeting of Stockholders to be held at the Miami Airport Hilton and Marina, 5101 Blue Lagoon Drive, Miami, Florida, on Friday, May
X 6, 1994, and at any adjournments thereof, on all matters to come before the meeting.
Y
    Elections of Directors.  Nominees:           COMMENTS: (change of address)

    Arthur H. Bernstein, M. Anthony              ------------------------------
    Burns, Edward T. Foote II, John A.
    Georges and Howard C. Kauffmann for a        ------------------------------
    term of office expiring at the 1997
    Annual Meeting: and Lynn M. Martin for       ------------------------------
    a term of office expiring at the 1996        (If you have written in the
    Annual Meeting.                              above space, please mark the
                                                 corresponding box on the
                                                 reverse of this card.)


    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING
    THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT
    MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE
    BOARD OF DIRECTORS' RECOMMENDATION.  HOWEVER, PLEASE SIGN
    THE CARD IN ANY EVENT SINCE THE PROXY COMMITTEE CANNOT        SEE REVERSE
    VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.           SIDE

           PLEASE MARK YOUR
      x    VOTES AS IN THIS
           EXAMPLE.
           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5.

- ------------------------------------------------------------------------------------------------------------------------------------
                       DIRECTORS RECOMMEND A VOTE "FOR"                       DIRECTORS RECOMMEND A VOTE "AGAINST"
- ------------------------------------------------------------------------------------------------------------------------------------
                FOR   WITHHELD                       FOR  AGAINST  ABSTAIN                                  FOR   AGAINST   ABSTAIN
1. Election of                 2. Ratification of                          3. Stockholder Proposal
   Directors.                     KPMG Peat Marwick                           relating to Annual Election
(See reverse)                     as auditors.                                of all directors.

For, except vote withheld from the following nominee(s):                   4. Stockholder Proposal
                                                                              relating to the Ryder System,
                                                                              Inc. Preferred Share
- --------------------------------------------------------                      Purchase Rights Plan.


                                                                           5. Stockholder Proposal
                                                                              relating to non-deductible
                                                                              Compensation.

                                                                     In their discretion said proxies may         Change of
                                                                     vote for a new nominee of mangement,         Address/
                                                                     if any nominee has become unavailable,       Comments on
                                                                     and any other matters properly coming        Reverse Side.
                                                                     before the Meeting, all as set forth
                                                                     in the Notice of Annual Meeting and
                                                                     Proxy Statement.

                                                                     Please sign exactly as name appears hereon.  Joint owners
                                                                     should each sign.  When signing as attorney, executor,
                                                                     administrator, trustee or guardian, please give full title as such.

                                                                     ----------------------------------------------------------



                                                                                                                          1994
                                                                      ----------------------------------------------------
                                                                       SIGNATURE(S)                              DATE

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